GSE SYSTEMS, INC.
                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

          The Annual Meeting of Stockholders of GSE Systems, Inc. (the "Company") will be held on Friday, June 9, 2000, at 10:30 a.m. local time, at the Baltimore Marriott Inner Harbor Hotel, 110 S. Eutaw Street, Baltimore, Maryland. The purposes of the meeting are:

(1) To elect three Directors to serve until the 2003 Annual Meeting and one Director to serve until the 2002 Annual Meeting;

(2) To ratify the appointment of KPMG LLP as independent auditors of the Company to serve for the fiscal year ending December 31, 2000;

(3) To approve an amendment to the Company's 1995 Long-Term Incentive Plan (As Amended and Restated Effective April 5, 1999); and

(4) To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

          The Board of Directors set April 11, 2000 as the record date for the meeting. This means that owners of common stock at the close of business on that day are entitled to

     -receive  this  notice  of the  meeting,  and

     -vote at the meeting and any adjournments or postponements of the meeting.

The list of stockholders as of the record date will be available at the meeting. If you plan to attend, please mark the appropriate box on the enclosed proxy card to help us plan for the meeting.

          Your vote is important. We encourage you to read the enclosed proxy statement and to sign and return the proxy card so that your shares will be represented and voted even if you do not attend. If you do attend the meeting, you may revoke your proxy and vote in person.

                                        By Order of the Board of Directors.


                                        Jeffery G. Hough
                                        Secretary
Columbia, Maryland
May 15, 2000

                                GSE SYSTEMS, INC.

                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS


          The Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2000 Annual Meeting of the Stockholders of GSE Systems, Inc. (the "Company"). The meeting will be held at 10:30 a.m., local time, on Friday, June 9, 2000 at the Baltimore Marriott Inner Harbor Hotel, 110 S. Eutaw Street, Baltimore, Maryland. The proxies may also be voted at any adjournments or postponements of the meeting.

          The address of the Company's principal executive offices is 9189 Red Branch Road, Columbia, Maryland, 21045. The proxy materials and the Company's 1999 Annual Report are first being sent to stockholders on or about May 22, 2000.

          All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked before the meeting. You can revoke your proxy by

     (a)      giving written notice to the Secretary of the Company,

     (b)      delivering a later dated proxy, or

     (c)      voting in person at the meeting.

          As a stockholder, you should specify your choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted FOR the election of all Director nominees, FOR the proposal to ratify the appointment of KPMG LLP, and FOR the amendment to the Long-Term Incentive Plan. Other matters that properly come before the meeting will be voted upon by the persons named in the enclosed proxy in accordance with their best judgment.

          The Company will continue its long-standing practice of holding the votes of all stockholders in confidence from Directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert and defend claims for or against the Company; (b) in case of a contested proxy solicitation; or (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management. The Company will, as it has in the past, retain an independent tabulator to receive and tabulate the proxies.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS


Voting Securities

          Only stockholders of record at the close of business on April 11, 2000 will be entitled to vote at the Annual Meeting or at adjournments or postponements of the meeting. On April 11, 2000, there were 5,186,047 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on all matters that may properly come before the Annual Meeting.

          The presence in person or by proxy at the Annual Meeting of the holders of at least a majority of the total number of outstanding shares of common stock will constitute a quorum for the transaction of business.

          Shares of common stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

          Directors are elected by a plurality of the votes cast. A withheld vote will not affect the required plurality. All other matters to come before the Annual Meeting require a majority vote in person or by proxy. Therefore, abstentions will have the same effect as votes against the proposals on such matters.

          Brokers who hold shares of common stock in street name may not have the authority to vote on certain matters for which they have not received voting instructions from beneficial owners. Such broker non-votes, although present for quorum purposes, will be deemed shares not present to vote on such matters and will not be included in calculating the number of votes necessary for approval of such matters.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth information regarding beneficial ownership of the Company's common stock, as of April 11, 2000, by: (i) each stockholder who is known by the Company to own beneficially more than five percent of the outstanding common stock, (ii) each of the Company's Directors, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated below, the Company believes that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

          In preparing the following table, the Company has relied on the information contained in the statements on Schedule 13G previously filed by ManTech International Corporation ("ManTech"), GP Strategies Corporation ("GP Strategies") and filed for 1999 by Benson & Associates LLC and FMR Corp. Certain of the shares reported in the following table may be deemed to be beneficially owned by more than one person and therefore may be included in more than one table entry.


                                                              Number of                    Percent of
                                                            Common Stock                   Outstanding
                                                     Shares Beneficially Owned            Common Stock
                                                     -------------------------            ------------

Name of Beneficial Owner
------------------------

Certain Beneficial Owners

GP Strategies Corporation(1)                                 1,324,350                          24.7%
  9 West 57th Street
  New York, NY  10019

ManTech International Corporation(2)                         1,222,853                          22.8%
  12015 Lee Jackson Highway
  Fairfax, VA  22033

SGLG, Inc.                                                     875,000                          16.9%
  9 West 57th Street
  New York, NY  10019

Benson Associates, LLC(3)                                      463,603                           8.9%
   111 S. W. Fifth Avenue, Suite 2130
   Portland, OR  97204

FMR Corp(4)                                                    353,800                           6.8%
   82 Devonshire Street
   Boston, MA 02109

Directors and Executive Officers(5)

Jerome I. Feldman(6)                                         1,324,350                          24.7%

Scott N. Greenberg(7)                                        1,308,700                          24.5%

John A. Moore, Jr.(8)                                        1,150,953                          21.6%

George J. Pedersen(9)                                        1,136,684                          21.2%

Christopher M. Carnavos(10)                                    138,000                           2.6%

Brian K. Southern(11)                                          120,600                           2.3%

Sylvan Schefler(12)                                             42,129                           0.8%

Chin-Our Jerry Jen(13)                                          25,300                           0.5%

Sheldon L. Glashow(14)                                          13,408                           0.3%

Jeffery G. Hough(15)                                            10,000                           0.2%

Gill R. Grady(16)                                                6,450                           0.1%

Directors and Executive Officers as a group
 (11 persons)(17)                                            2,903,090                          49.5%

(1) Includes  15,650 shares subject to option owned directly by Mr. Feldman (see
Note 6 below), 875,000 shares owned by SGLG, Inc. (SGLG), 250,000 shares owned by General Physics Corporation (GPC) and 33,700 shares owned by GP Strategies. Also includes 150,000 shares issuable upon the exercise of warrants which are exercisable within sixty (60) days of April 11, 2000. GP Strategies, a company in which Mr. Feldman has a controlling interest, owns GPC as well as a controlling interest in SGLG. GP Strategies disclaims beneficial ownership of all shares, including those subject to option, owned directly by Mr. Feldman.

(2) Includes 71,900 shares and shares subject to option owned directly by Mr. Pedersen (see Note 9 below), 86,169 shares and shares subject to option owned directly by John A. Moore, Jr. (see Note 8 below), and 914,784 shares owned by ManTech. Also includes 150,000 shares issuable upon the exercise of warrants which are exercisable within sixty (60) days of April 11, 2000. ManTech disclaims beneficial ownership of all shares owned directly by Messrs. Pedersen and Moore.

(3) Persons other than Benson Associates, LLC have the right to receive dividends from, or the proceeds of, the sale of such common stock. No such right to receive proceeds or dividends relates to more than 5 percent of the class.

(4) Fidelity Management & Research Company (Fidelity), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 353,800 shares as a result of acting as investment adviser to Fidelity Low-Priced Stock Fund, an investment company registered under Section 8 of the Investment Company Act of 1940.

Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp. through its control of Fidelity, and the Fidelity Low-Priced Stock Fund, each has sole power to dispose of the 353,800 shares owned by the Fidelity Low-Priced Stock Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(5) The address of all Directors and Executive Officers is in care of GSE Systems, Inc., 9189 Red Branch Road, Columbia, MD 21045.

(6) Includes 33,700 shares owned by GP Strategies, 875,000 shares owned by SGLG and 250,000 shares owned by GPC, and 150,000 warrants which are exercisable within sixty (60) days of April 11, 2000 owned by GP Strategies (see Note 1 above). Mr. Feldman disclaims beneficial ownership of all the shares owned by GP Strategies, SGLG and GPC. Also includes 15,650 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000.

(7) Includes 33,700 shares owned by GP Strategies, 875,000 shares owned by SGLG and 250,000 shares owned by GPC, and 150,000 warrants which are exercisable within sixty (60) days of April 11, 2000 owned by GP Strategies (see Note 1 above). Mr. Greenberg is Chief Financial Officer and a director of GP Strategies and disclaims beneficial ownership of all the shares owned by GP Strategies, SGLG and GPC.

(8) Includes 83,925 shares owned directly by Mr. Moore and 914,784 shares owned by ManTech, and 150,000 warrants which are exercisable within sixty (60) days of April 11, 2000 owned by ManTech (see Note 2 above). Mr. Moore is a stockholder of ManTech and serves as its Chief Financial Officer. Mr. Moore disclaims beneficial ownership of the shares owned by ManTech. Also includes 2,244 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000.

(9) Includes 56,250 shares owned directly by Mr. Pedersen and 914,784 shares owned by ManTech, and 150,000 warrants which are exercisable within sixty (60) days of April 11, 2000 owned by ManTech (see Note 2 above). Mr. Pedersen is a controlling stockholder of ManTech and serves as its Chairman, President and Chief Executive Officer. Mr. Pedersen disclaims beneficial ownership of the shares owned by ManTech. Also includes 15,650 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000.

(10) Includes 1,000 shares owned directly by Mr. Carnavos and his family and 137,000 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000.

(11) Includes 2,000 shares owned directly by Mr. Southern and 118,000 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000. Also includes 600 shares owned by Mr. Southern's family; Mr. Southern disclaims beneficial ownership of such shares.

(12) Includes 24,000 warrants which were awarded to Mr. Schefler through his previous affiliation with Prime Charter Ltd. and 18,129 shares issuable upon the exercise of options, both of which are exercisable within sixty (60) days of April 11, 2000.

(13) Includes 3,800 shares owned directly by Mr. Jen and 21,500 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000.

(14) Includes 8,129 shares owned directly by Mr. Glashow and 5,279 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000.

(15) Includes 10,000 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000.

(16) Includes 6,450 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 11, 2000.

(17) Includes 673,902 shares issuable upon the exercise of options and warrants which are exercisable within sixty (60) days of April 11, 2000.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     The stockholders elect at least one-third of the members of the Board of Directors (the "Board") annually. The Directors are divided into three classes. Each class serves for a period of three years, although a Director may be elected for a shorter term in order to keep the number of Directors in each class approximately equal. This practice is in accordance with the Company's Amended and Restated Certificate of Incorporation.


     The terms of Scott N. Greenberg and John A. Moore, Jr. will expire at the 2000 Annual Meeting. Messrs. Greenberg and Moore have been nominated to stand for reelection at the meeting to hold office until 2003 and until their successors are elected and qualified.

     On March 10, 2000 the Board increased the number of Directors to eight and elected Joseph W. Lewis as a Director to serve until the 2000 Annual Meeting. Mr. Lewis has been nominated to stand for election at the meeting to hold office until 2003 and until his successor has been elected and qualified.

     On March 22, 2000 the Board increased the number of Directors to nine and elected Brian K. Southern as a Director to serve until the 2000 Annual Meeting. Mr. Southern has been nominated to stand for election at the meeting to hold office until 2002 and until his successor is elected and qualified.

     The proxies solicited hereby, unless directed to the contrary, will be voted for election of the nominees. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any of the nominees will not be a candidate or will be unable to serve, but if either occurs proxies may be voted for such substituted nominee or nominees as the Board, in its discretion, may designate.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
     THE ELECTION OF SCOTT N. GREENBERG, JOSEPH W. LEWIS, JOHN A. MOORE, JR.
                              AND BRIAN K. SOUTHERN


The following sets forth certain biographical information including professional background and business-related experience for each of the Directors.

Class I : Incumbent standing for election for a term to expire in 2002

     Brian K. Southern, age 36. Mr. Southern has served on the Board since March. Mr. Southern joined the Company as Senior Vice President of Marketing and Business Development in March 1998. In October 1998, Mr. Southern assumed operational responsibilities for the Company's GSE Process Solutions subsidiary. In June 1999 Mr. Southern assumed responsibility for corporate Business Development that includes strategic planning, merger and acquisition activities, investor relations and intellectual property management. In April of this year Mr. Southern was elected Chairman of the Supervisory Board of Avantium
Technologies, a Netherlands research and development company in which the Company has an equity position. Prior to joining the Company, Mr. Southern served as Vice President of Entek IRD International, an equipment asset management firm. From 1989 to 1996 he held various management positions in sales and marketing for Elsag Bailey Process Automation and Johnson Yokogawa Corporation, suppliers of distributed control systems. Mr. Southern has a Masters degree in chemical engineering from Purdue University and is a member of the Instrumentation Society of America, the International District Energy Association, the Association for Services Management International and the International Society of Pharmaceutical Engineering.

Class I Directors: Incumbents whose terms will expire in 2002

     Christopher M. Carnavos, age 49. Mr. Carnavos has served as a Director of the Company since November 1997. Mr. Carnavos joined the Company as Senior Vice President - Process Industries in January 1997, was promoted to Senior Executive Vice President in September 1997, to President in January 1998 and to President and Chief Executive Officer in June 1999. Prior to joining the Company, Mr. Carnavos served as Vice President and General Manager of Process Automation Systems for Johnson Yokogawa Corporation, a supplier of distributed control systems, from 1993 through 1996. From 1990 to 1993, he held various senior management positions with the instrumentation and controls businesses of Asea Brown Boveri, a leading global supplier of industrial automation equipment and engineering services. Mr. Carnavos is a member of the Instrumentation Society of America and the American Institute of Chemical Engineering. Prior to that Mr. Carnavos was Chemical Industry Marketing manager for Digital Equipment
Corporation. Mr. Carnavos holds a Masters in Chemical Engineering from Rensselaer Polytechnic Institute.

     Sheldon L. Glashow, Ph.D., age 67. Dr. Glashow has served as a Director of the Company since 1995. Dr. Glashow is the Higgins Professor of Physics at Harvard University and previously taught physics at other major universities in Massachusetts, Texas, California and France. In 1979, Dr. Glashow received the Nobel Prize in Physics. Dr. Glashow has been a director of General Physics Corporation, an industrial and government training and services company, since 1987; a director from 1985 to 1995 of GTS Duratek, Inc., an environmental technology and consulting company; and a director of Interferon Sciences, Inc., a pharmaceuticals company, since 1991. Dr. Glashow currently serves as a director of GP Strategies Corporation.

 Class II:  Incumbents standing for election for a term to expire in 2003

     Scott N. Greenberg, age 43. Mr. Greenberg has served as a Director of the Company since March 1999 and had previously served as a Director of the Company from 1994 to 1995. Mr. Greenberg has served on the Board of Directors of GP Strategies since 1987. Mr. Greenberg serves as Executive Vice President for GP Strategies and has served as its Chief Financial Officer since 1989. Mr. Greenberg has also served as Vice President and a director of SGLG, Inc., an industrial and government training and consulting company, since 1991. Mr. Greenberg has also served as a director since 1987 of General Physics Corporation. From 1991 to January 1995, Mr. Greenberg was a director of GTS Duratek, Inc.

     Joseph W. Lewis, age 65. Mr. Lewis has served on the Board since March. He has retired from Johnson Controls, Inc. after 39 years of service, including his tenure from 1986 to 1998 as Executive Vice President with responsibilities for its Controls Group. Mr. Lewis is Chairman of the Board of DryKor Ltd of Israel. He has been director of Wheaton Franciscan Services, Inc., a multi-system health care provider, since 1991 and its Treasurer since 1993. He also served as a director of Entek IRD International until its recent sale to Allen Bradley, a division of Rockwell International Corporation.

     John A. Moore, Jr., age 47. Mr. Moore has served as a Director of the Company since November 1997. Mr. Moore is an Executive Vice President and Chief Financial Officer of ManTech. Mr. Moore also serves as a director and in an executive capacity for a number of ManTech subsidiaries. Prior to joining
ManTech in 1982, he was supervisory auditor for the Defense Contract Audit Agency. He holds a Bachelors degree in Accounting from La Salle University and an MBA from the University of Maryland.

Class III Directors:  Incumbents whose terms will expire in 2001

     Jerome I. Feldman, age 71. Mr. Feldman has served as a Director of the Company since 1994, and as Chairman of the Board since April 1997. Mr. Feldman co-founded GP Strategies in 1959 and has served as its President and Chief Executive Officer since its founding. Mr. Feldman is also President, Chief
Executive Officer and Chairman of the Executive Committee of the Board of Directors of General Physics Corporation. Mr. Feldman has served as a director of Interferon Sciences, Inc. since 1981 and was Chairman of its Executive Committee from 1981 to 1996. From 1981 to 1996, he was a director of GTS Duratek, Inc. and served as the Chairman of its Board from 1985 to 1995. Mr. Feldman is Chairman of the New England Colleges Fund and Trustee of the Northern Westchester Hospital.

     George J. Pedersen, age 64. Mr. Pedersen has served as a Director of the Company since 1994 and as Chairman of its Executive Committee since April 1997. Mr. Pedersen co-founded ManTech in 1968 beginning as Vice President and Secretary/Treasurer. He has served as its Secretary since 1968 and was elected Chairman of its Board of Directors in 1979. In 1995, Mr. Pedersen was elected to the additional positions of President and Chief Executive Officer of ManTech. Mr. Pedersen has served as President and/or Chairman of the Board of a number of ManTech subsidiaries. Mr. Pedersen serves as a director, Vice President and a member of the Executive Committee of the Professional Services Council; a Trustee and a member of the Executive Committee of the National Security Industrial Association; a Trustee of the Naval Undersea Museum Foundation; and as a director of the Ivymount School. Mr. Pedersen currently serves as Chairman of the Board of MARE, Inc., Chairman of the Board of the Institute of Software Research and Chairman of the Board of Praxa Limited, an information technology systems integrator headquartered in Melbourne, Australia.



The Board of Directors and Board Committees

     In 1999, the Board met five times and Committees of the Board held a total of six meetings. The Directors attended at least 85% of the total of such Board meetings and the meetings of Committees on which each Director served. The Board has established the following Committees, the function and current members of which are noted below:

     Executive Committee. The Executive Committee consists of George J. Pedersen (Chairman), Jerome I. Feldman and Christopher M. Carnavos. The Executive Committee has the authority to exercise all powers of the Board, except for actions that must be taken by the full Board under the Delaware General Corporation Law. The Executive Committee met once during 1999.

     Audit Committee. The Audit Committee consists of Sheldon L. Glashow and Sylvan Schefler. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once during 1999.

     Nominating Committee. The Nominating Committee consists of Jerome I. Feldman, George J. Pedersen and Christopher M. Carnavos. The Nominating Committee selects and recommends nominees for election as Directors of the Board. The Nominating Committee met once during 1999.

     Compensation Committee. The Compensation Committee consists of Jerome I. Feldman, George J. Pedersen (Chairman) and Christopher M. Carnavos. The Compensation Committee is responsible for determining compensation for the Company's executive officers and for administering and granting awards under the Company's Long-Term Incentive Plan (the "Plan"). The Compensation Committee met four times during 1999. See "Report of the Compensation Committee", below.

Compensation of Directors

     The Board pays its members who are not employees of the Company (the "Non-Management Directors") an annual fee of $5,000 for their service and $1,500 for each Board meeting attended. Officers who are full-time employees and are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or any Board Committee.

     At the discretion of the Board, each person who becomes a Non-Management Director may receive an initial grant of options under the Plan to purchase shares of common stock having an exercise price per share equal to the fair market value of a share of common stock on the date such person first becomes a Non-Management Director. Also at the discretion of the Board, under the Plan, each Non-Management Director serving as a Director on December 31 of each calendar year (commencing in 1995) may receive options to purchase shares of common stock with an exercise price per share equal to the fair market value of a share of common stock on such date. Usually, options granted under the Plan to Non-Management Directors become exercisable in three installments with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of the second and third anniversaries of the date of grant, subject to acceleration under certain circumstances such as a change of control.

     In 1999, Mr. Martin Pollack resigned from the Board of Directors. Mr. Pollack requested that his options granted as of December 31, 1998 be valued at the stock price as of June 23, 1999 and, in lieu of vesting, the difference be paid to him. The Board agreed to Mr. Pollack's request; the amount of this payment was $5,250.

     Also in 1999, the Company entered into employment agreements with Messrs. Feldman, Greenberg, Pedersen and Moore to serve as executives, providing strategic planning in acquisitions and divestitures, management of financing arrangements, and customer and other business development activities. Salaries paid under these agreements in 1999 were $120,000 to each of Messrs. Feldman and Pedersen and $60,000 to each of Messrs. Greenberg and Moore.

     Additionally in 1999, as a management employee incentive, Messrs. Feldman and Pedersen were each granted options to purchase 100,000 shares of common stock at an exercise price of $3.3125; Messrs. Greenberg and Moore were each granted options to purchase 50,000 shares of common stock at an exercise price of $3.3125. These options have a Target Stock Value and vest immediately following a 30-day trading-day period in which the Target Stock Value has been met or exceeded (Target Stock Value of $8.00, 35% vested; Target Stock Value of $10.00, 100% vested), or vest at 100% on the fifth anniversary of the date of grant. Messrs. Glashow and Schefler were each granted options to purchase 1,500 shares of common stock at an exercise price of $3.3125, exercisable in three installments as discussed above.

     In April 1998, the Company awarded Messrs. Feldman and Pedersen options to acquire 12,500 shares of common stock each at an exercise price of $2.75 per share.

     In February 1997, Messrs. Feldman, Pedersen and Pollak each received options under the Plan to purchase 1,500 shares of common stock with an exercise price of $9.25 per share upon being classified as Non-Management Directors. Upon becoming a Non-Management Director in November 1997, Mr. Moore received an option under the Plan to purchase 1,500 shares of common stock at an exercise price of $6.25 per share. Each person who was a Non-Management Director as of December 1, 1997 participated in a surrender/replacement of stock options, pursuant to which previously granted options to purchase a total of 16,887 shares of common stock at various prices were surrendered by Non-Management Directors and replaced with options to purchase 16,887 shares of common stock at $3.875 per share. In May 1998, the Company and the Board of Directors unanimously approved the immediate vesting of all such replacement options for Non-Management Directors. On December 31, 1998, Messrs. Glashow, Schefler, Feldman, Moore, Pedersen and Pollak each received options under the Plan to purchase 1,500 shares of common stock with an exercise price of $2.50 per share.

                       PRINCIPAL EXECUTIVE OFFICERS OF THE
                       COMPANY WHO ARE NOT ALSO DIRECTORS

     The Board elects executive officers of the Company. Set forth below is certain information regarding the positions and business experience of each executive officer of the Company who is not also a Director of the Company. See "Election of Directors" for similar information regarding Mr. Carnavos and Mr. Southern, who are executive officers and Directors of the Company.

     Gill R. Grady, age 42. Mr. Grady has been a Senior Vice President since September 1999 and is responsible for operations of the Company's GSE Process
Solutions subsidiary. Prior to this he served as Vice President of Business Development for the GSE Power Systems subsidiary and has held numerous senior management positions in business operations, marketing and project management with the Company. From 1992 through 1997 Mr. Grady was responsible for business development for the Company's Eastern European activities. Throughout his tenure he has been the Company's liaison with the Department of Energy and with Congress for funding related to the Company's Eastern European activities. He has been employed by the Company or predecessor companies since 1980.

     Jeffery G. Hough, age 45. Mr. Hough joined the Company in January 1999 as Senior Vice President and Chief Financial Officer. During 1999 he was elected both Treasurer and Secretary of the Company. Prior to joining the Company, Mr. Hough was the Chief Financial Officer and Treasurer of Yokogawa Industrial Automation America, Inc., a supplier of process control equipment, from 1995 through 1998. From 1982 through 1995, he held various financial management positions with two other suppliers of process control equipment, ABB Process Automation and Leeds & Northrop. Mr. Hough was an auditor for Price Waterhouse from 1977 to 1982.

     Chin-Our Jerry Jen, age 51. Mr. Jen has been a Senior Vice President of the Company since May 1997 and is responsible for the operations of the Company's GSE Power Systems subsidiary. Prior to this, he served as Vice President of Projects and held various other senior management positions in engineering and project management with the Company. From 1990 through 1994 Mr. Jen was the Director of Engineering of GPI, which became a subsidiary of the Company in 1994. Mr. Jen has held various technical and management positions with the Company or predecessor companies since 1980.

Compensation of Executive Officers

Summary of Cash and Certain Other Compensation

     The following table sets forth information as to the compensation paid by the Company for services rendered by the Company's principal executive officer and the four other most highly compensated executive officers of the Company for the fiscal years ended December 31, 1999, 1998, and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long-Term
                                                       Annual                                  Compensation
                                                    Compensation                                  Awards
                                                    ------------                                  ------

                                                                                      Securities
                                                                                      Underlying            All Other
Name and Principal Position             Year           Salary         Bonus           Options (#)         Compensation

Christopher M. Carnavos(8)              1999           221,618        50,000(1)         100,000            57,013(2)
   President  & CEO                     1998           206,923        25,000             40,000            28,978
                                        1997           173,934        30,000             30,000            63,646

Brian K. Southern(8)                    1999           166,000        25,000(1)          50,000            37,732(3)
   Sr. Vice President                   1998           118,042        15,000             30,000            35,030
                                        1997             -0-           -0-                 -0-               -0-

Chin-Our Jerry Jen                      1999           140,000        25,000(1)          50,000             4,008(4)
   Sr. Vice President                   1998           120,202          -0-              10,000             2,997
                                        1997           100,006          -0-              25,000             2,097

Jeffery G. Hough                        1999           137,308        10,000(5)          75,000            49,125(6)
   Sr. Vice President & CFO             1998             -0-            -0-                -0-                -0-
                                        1997             -0-            -0-                -0-                -0-

Gill R.Grady                            1999           113,889        10,000(1)           5,000             2,718(7)
   Sr. Vice President                   1998           108,696           -0-               -0-              2,120
                                        1997           103,002           -0-               -0-              2,010

(1) Bonus paid for 1998  performance  of the  Company.
(2) Consists of $2,866 for Company retirement plan matching, $1,839 for executive group term life insurance premiums, and $52,308 for relocation expenses.
(3) Consists of $3,200 for Company retirement plan matching, $595 for executive group term life insurance premiums, and $33,937 for relocation expenses.
(4) Consists of $2,020 for Company retirement plan matching, and $1,988 for executive group term life insurance premiums.
(5) Hiring  bonus paid in 1999.
(6) Consists of $2,748 for Company retirement plan matching, and $926 for executive group term life insurance premiums, and $45,451 in relocation expenses.
(7) Consists of $1,385 for Company retirement plan matching, and $1,333 for executive group term life insurance premiums.
(8) In 1999, the Company had severance agreements with Messrs. Carnavos and Southern the payments for which would amount to more than $100,000.

Stock Options

     The following table provides information on stock options granted to the named executive officers during 1999. Only non-statutory stock options were granted under the Plan.


                        OPTION GRANTS IN LAST FISCAL YEAR



                                                                                             Potential Realizable Value at
                                 Number of        Percent of                               Assumed Annual Rates of Stock Price
                                 Securities     Total Options                                Appreciation for Option Term(4)
                                 Underlying       Granted to     Exercise or
                                  Options        Employees in     Base Price    Expiration       0%          5%           10%
Name                             Granted(#)     Fiscal Year(3)    ($/share)        Date

Christopher M. Carnavos             100,000(1)      14.8%           $4.125       04/05/06        $0      $167,929       $391,346
Brian K. Southern                    50,000(1)       7.4%           $4.125       04/05/06        $0      $ 83,964       $195,673
Chin-Our Jerry Jen                   50,000(1)       7.4%           $4.125       04/05/06        $0      $ 83,964       $195,673
Jeffery G. Hough                     25,000(2)       3.7%           $2.750       01/27/06        $0      $ 27,988       $ 65,244
                                     50,000(1)       7.4%           $4.125       04/05/06        $0      $ 83,964       $195,673
Gill R. Grady                        5,000 (2)       0.7%           $4.000       08/24/06        $0      $  8,142       $ 18,974



(1) The options have a Target Stock Value, and shall be vested as of the date immediately following a 30-day trading-day period in which the Target Stock Value has been met or exceeded, or 100% of the shares shall be vested as of the fifth anniversary of the date of grant.


 Target Stock Value                   Percentage of Shares Vested

   $ 8.00                                       35%
   $10.00                                      100%

(2) The options become exercisable in three installments with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of second and third anniversaries of the date of grant, subject to acceleration under certain circumstances.

(3) In addition to the option grants to the executive officers reported in the table, options with an average exercise price of $4.6250 covering a total of 678,000 shares of common stock were granted to nine (9) other employees during 1999.

(4) No gain to optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. A 0% increase in stock price will result in $0 gain for the optionees. The potential realizable amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5% and 10% appreciation rates set by the SEC, compounded annually, and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Options Exercises and Holdings

     The following table summarizes the value of all outstanding options for the executive officers named in the Summary Compensation Table as of December 31, 1999.


                                        FISCAL YEAR-END OPTION VALUES

                                                 Number of
                                            Securities Underlying                   Value of Unexercised
                                                Unexercised                              In-the-Money
                                                 Options at                               Options at
                                              December 31, 1999                        December 31, 1999

Name                                        Exercisable/Unexercisable             Exercisable/Unexercisable
----                                        -------------------------             -------------------------


Christopher M. Carnavos                           37,000/133,000                     $7,500/$11,250

Brian K. Southern                                  12,000/68,000                     $9,750/$14,625

Chin-Our Jerry Jen                                 21,500/63,500                     $2,250/$ 3,375

Jeffery G.Hough                                         0/75,000                          0/$14,063

Gill R.Grady                                         6,450/9,050                       $ 675/$1,013



                      REPORT OF THE COMPENSATION COMMITTEE

     This report addresses the compensation of the Company's executive officers for the last fiscal year and the Company's general compensation philosophy. The Compensation Committee is responsible for determining compensation for the Company's executive officers and for granting awards under and administering the Company's Long-Term Incentive Plan. The Compensation Committee consists of Jerome I. Feldman, George J. Pedersen and Christopher M. Carnavos.
Compensation Philosophy

     The compensation program for the executive officers of the Company and its subsidiaries is developed and administered by the Board and its Compensation Committee. General overall compensation policies regarding other officers and employees of the Company are established by the Compensation Committee, but the specific compensation program for such persons is developed and administered by management. The key goals of the Company's compensation program are to attract, retain and reward the most capable executives and other employees who can contribute (both short and long-term) to the success of the Company and to align compensation with the attainment of the business objectives of the Company.


Compensation of Principal Executive Officer

     Mr. Carnavos serves as the principal executive officer within the Company and in this role directed the significant turn-around of the business in 1998 and the refocus of the Company's business strategy back to the core businesses of Process Control and Simulation. Additionally, Mr. Carnavos orchestrated the sale of several non-core businesses. In recognition of these accomplishments in 1998, he received a $50,000 bonus payment in March 1999.

     Mr. Carnavos has also been the principal architect of the Company's new VirtualPlant offering which allows customers to use simulation and control in new ways to enhance time-to-market and production processes. As part of this strategy, GSE also closed two recent acquisitions under Mr. Carnavos' direction, acquiring certain of the assets of BatchCAD Limited and certain of the assets of Mitech Corporation. Recognizing all of his accomplishments and his promotion, announced on June 9, 1999, to Chief Executive Officer, the Board approved an $8,590 (4%) raise for Mr. Carnavos. See Summary Compensation Table for discussion of Mr. Carnavos' options awarded under the Plan.

Implementation Guidelines

     To implement the compensation philosophy described above, the Company's executive compensation program has three primary components: (i) a base salary,
(ii) bonus awards, and (iii) long-term incentive awards. The factors and criteria to be considered with respect to each of these components are set forth below.

     Base Salary. The range of the base salary for an executive or other employee position will be established primarily based on competitive salaries for positions with a similar scope of responsibilities and job complexities. The level of base salary within the range of competitive salaries will be determined on the basis of individual performance, experience and other relevant factors, such as demonstrated leadership, job knowledge and management skills. Such determination will be made by the Compensation Committee, with regard to the Company's executive officers, and by management with regard to all other officers and employees consistent with the general overall compensation policies established by the Compensation Committee. Base salaries will be targeted within the appropriate competitive range, although higher compensation may be paid if necessary or appropriate to attract or retain unusually qualified executives. Annual or other base salary adjustments will be based on individual performance as well as other market factors.

     Bonus Awards. The bonus award is intended to focus the efforts of the executives and other employees on performance objectives in accordance with the business strategy of the Company.

     The Compensation Committee will administer incentive awards for the Company's executive officers. The Compensation Committee will review and assess the extent to which the overall Company performance goals have been met during the year and make such awards to the Company's executive officers. Management of the Company will be responsible for awarding bonus amounts to other officers and employees of the Company, taking into account the general compensation philosophy of the Company.

     For more information regarding the bonuses awarded in 1999 to the Company's principal executive officers and the four other most highly compensated executive officers of the Company, see "Compensation of Executive Officers -- Summary of Cash and Certain Other Compensation".

     Long-Term Incentive Awards. The third element of the Company's compensation program is provided through the Company's Long-Term Incentive Plan (the "Plan"), which is designed to align the interests of the officers and employees with those of stockholders. The Plan is intended to focus the efforts of officers and employees on performance which will increase the value of the Company for its stockholders.

     Pursuant to the Plan, the Compensation Committee may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and may grant, among other types of awards, nonstatutory stock options to purchase shares of common stock. The Compensation Committee also may grant stock appreciation rights and award shares of restricted stock and incentive shares in accordance with the terms of the Plan. Subject to the terms of the Plan, the Compensation Committee will have discretion in making grants and awards under the Plan. The Compensation Committee may, however, consider the recommendations of management with respect to such grants and awards.

     Total direct compensation to the Company's executive officers (base salary, bonus awards and long-term incentive awards) will be targeted within the appropriate competitive range, although higher compensation may be paid if necessary to attract or retain unusually qualified executives.

     The Board, with the advice of the Compensation Committee, will reexamine the Company's compensation philosophy and objectives periodically and determine if changes should be considered.

                                              Compensation Committee



                                              George J. Pedersen, Chairman
                                              Jerome I. Feldman

                                              Christopher M. Carnavos

Performance Graph

     The following graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the Company's common stock compared to the cumulative total return of the American Stock Exchange - US & Foreign Index and a group of peer issuers selected on a line-of-business basis, consisting of Aspen Technology, Inc., GenSym Corporation and Emerson Electric Co. for the period from July 27, 1995 through December 31, 1999. Emerson Electric Co. was selected to replace Tava Technologies, Inc. which is no longer publicly traded. The graph was prepared for the Company by Media General Financial Services. The stock price performance shown on the graph below is not necessarily indicative of future performance.





                   [*The graphic material has been omitted.]


                     ASSUMES $100 INVESTED ON JULY 27, 1995
                        ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DEC. 31, 1999


                       07/27/95  12/31/95 12/31/96  12/31/97 12/31/98 12/31/99
GSE SYSTEMS, INC.       100.00    86.82     57.36    18.60    15.50     20.54
PEER GROUP INDEX        100.00    115.62   141.86    167.23   180.73   176.31
AMEX MARKET INDEX       100.00    102.74   127.67    156.17   220.26   388.48

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company is comprised of Mr. Pedersen, who is the Chairman of the Compensation Committee, and is President, Chairman of the Board and Chief Executive Officer of ManTech; Mr. Feldman, who is Chairman of the Board of the Company's Board of Directors and is President and Chief Executive Officer of GP Strategies; and Mr. Carnavos, who is President and Chief Executive Officer of the Company.

     The Compensation Committee acts on matters related to other Directors, executive officers other than Mr. Carnavos and certain related entity proposals. On any matter related to members of the Committee or their affiliated organizations, the Committee's recommendations require ratification by the Non-Management Directors or approval of the entire Board.

     On March 23, 2000, the Company entered into a new loan and security agreement with a financial institution for a new credit facility with a maturity date of March 23, 2003. In connection with the new credit facility, ManTech has provided a one-year $900,000 standby letter of credit to the bank as additional collateral for the Company's facility. The Company is allowed to borrow up to 100% of the letter of credit value. In addition, GP Strategies provided a limited guarantee totaling $1.8 million; ManTech provided a limited guarantee totaling $900,000.

     On January 27, 2000, the Company issued 116,959 shares of its common stock, at fair market value less discount, to ManTech for $500,000. The proceeds of the stock issuance were used for working capital.

     A subsidiary of the Company subleased office space to ManTech based on square footage used through May 1998. For the years ended December 31, 1998 and 1997, such charges amounted to $30,000 and $117,000, respectively.

     During 1997, ManTech entered into arrangements for the consulting services of a member of the Company's finance staff. Payments to the Company for such services were $92,000 for the year ended December 31, 1997.

     In 1997, a subsidiary of the Company entered into certain agreements regarding the formation of a joint venture with a company organized in the People's Republic of China. In connection with the initial capitalization of this joint venture, each of ManTech and GP Strategies made advances of $126,000 on behalf of the Company. During 1998, ManTech assumed control of the joint venture. The operations of the joint venture were immaterial during the years ended December 31, 1998 and 1997.


           PROPOSAL 2: AMENDMENT TO THE 1995 LONG-TERM INCENTIVE PLAN

     The Board proposes that the stockholders of the Company approve an amendment to the Long-Term Incentive Plan (As Amended and Restated Effective April 5, 1999) (the "Plan"). The Board has approved the amendment, subject to stockholder approval, which increases the authorized number of shares available for option grants pursuant to the Plan from 1,175,000 to 1,875,000 (the "Plan Amendment"). The Board is requesting and recommends to the stockholders ratification and approval of the Plan Amendment to ensure that an adequate supply of authorized unissued shares is reserved for issuance of option grants to attract and retain executive personnel, key employees, directors, consultants and advisors and to provide additional incentive by permitting certain key individuals to participate in the ownership of the Company.

     Following is a summary of the provisions of the Plan, which is qualified in its entirety by the terms of the Plan. A copy of the Plan may be obtained from the Plan Administrator at the executive offices, 9189 Red Branch Road, Columbia, Maryland, 21045.

     The purpose of the Plan is to promote the long-term growth and profitability of the Company. The Plan is administered by the Board of Directors or a committee of the Board (the "Administrator"). The Plan permits the granting of stock options (including incentive stock options and nonqualified stock options) stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards or any combination of these.

     The Administrator has the powers vested in it by the terms of the Plan, including determining the types of awards to be granted, number of shares covered by each award, prescribed grant agreements evidencing such awards, and the establishment of programs for granting awards. The Administrator has the authority to administer and interpret the Plan and to adopt and interpret the rules, regulations, agreements, guidelines and instruments as it determines are necessary or advisable. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors deemed relevant in accomplishing the purposes of the Plan.

     The Plan terminates on June 30, 2005. All awards made under the Plan shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.

     At this time the only awards that have been made under the Plan are nonqualified stock options. No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The Company will be entitled to a deduction in the amount of ordinary income so recognized.

     The rules governing the tax treatment of options and the receipt of shares in connection with such grants are quite technical; accordingly, the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as their interpretation may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

            THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT
       TO THE LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE
                                 APRIL 5, 1999)


              PROPOSAL 3: INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP as independent auditors of the Company for the current fiscal year. The Board has been advised by KPMG LLP that neither the firm nor any member of the firm has a direct or indirect financial interest in the Company or its subsidiaries.

     One or more representatives of KPMG LLP will be present at the Annual Meeting. A representative of the independent auditors for the Company for the fiscal year ending December 31, 1999 will also be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the stockholders do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider the appointment.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                               THE RATIFICATION OF
               THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own 10% of the Company's common stock (the "Reporting Persons"), to file reports regarding their Company common stock ownership and changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from certain of the Reporting Persons, the Company believes that during 1999, the Reporting Persons complied with all Sections 16(a) reporting requirements applicable to them except that one (1) report was inadvertently filed late on behalf of each of Messrs. Carnavos, Greenberg, Schefler and Southern.
                                 OTHER BUSINESS

     The Company does not presently know of any matters that will be presented for action at the Annual Meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.
                                 ANNUAL REPORTS

     The Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 1999 was filed on March 31, 2000. Also enclosed is the Company's 1999 Annual Report to Stockholders. The Company shall furnish copies of exhibits for a reasonable fee (covering the expense of furnishing copies) upon written request to the attention of the Corporate Secretary, GSE Systems, Inc., 9189 Red Branch Road, Columbia, Maryland 21045.

                              STOCKHOLDER PROPOSALS

     In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the Annual Meeting of Stockholders in 2001 must do so no later than December 31, 2000.

     In addition, in accordance with the Company's Bylaws, in order for a stockholder proposal to be properly brought before the 2001 Annual Meeting, a stockholder submitting a proposal must file a written notice with the Corporate Secretary which conforms to the requirements of the Bylaws. If the Board or a designated committee or the officer who will preside at the stockholders meeting determines that the information provided in such notice does not satisfy the informational requirements of the Bylaws or is otherwise not in accordance with law, the stockholder will be notified promptly of such deficiency and be given an opportunity to cure the deficiency within the time period prescribed in the Bylaws. Such notice of a stockholder proposal must be delivered not less than 60 days nor more than 90 days prior to the date of the Annual Meeting to be held in 2001.


                                              By Order of the Board of Directors


                                              Jeffery G. Hough
                                              Secretary

Columbia, Maryland
May 15, 2000

                                    EXHIBIT A


                                GSE SYSTEMS, INC.
                          1995 LONG-TERM INCENTIVE PLAN
                (As Amended and Restated Effective March 17, 2000)

1.   Restatement, Purpose and Types of Awards

     GSE Systems, Inc., a Delaware corporation (the "Corporation"), maintained the GSE Systems, Inc. 1995 Long-Term Incentive Plan (As Amended and Restated Effective April 5, 1999)(the "Prior Plan"). The Prior Plan has been amended and restated, as set forth herein, effective March 17, 2000, subject to the approval of the shareholders of the Corporation within twelve months of such effective date (the "Plan"). Notwithstanding anything herein to the contrary, nothing in this Plan shall adversely affect the rights or obligations, under any Award granted under the Prior Plan, of any grantee or holder of the Award without such person's approval.

     The purpose of the Plan is to promote the long-term growth and profitability of the Corporation by: (i)providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation; and (ii) enabling the Corporation to attract, retain and reward the best-available persons.

     The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing.

2.   Definitions

     Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) "Affiliate" shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Corporation (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(b) "Award" shall mean any stock option, stock appreciation right, stock award, phantom stock award, or performance award.

(c) "Board" shall mean the Board of Directors of the Corporation.

(d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(e) "Common Stock" shall mean shares of common stock of the Corporation, $.01 par value.

(f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(g) "Fair Market Value" of a share of the Corporation's Common Stock for any purpose on a particular date shall mean the last reported sale price per share of Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the American Stock Exchange, or if the Common Stock is not so listed or admitted to trading or included for quotation, the last quoted price, or if the Common Stock is not so quoted, the average of the high bid and low asked prices, regular way, in the over-the-counter market, as reported by the American Stock Exchange or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices, regular way, as furnished by a professional market maker making a market in the Common Stock as selected in good faith by the Administrator or by such other source or sources as shall be selected in good faith by the Administrator. If, as the case may be, the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the American Stock Exchange, any business day.

(h) "Grant Agreement" shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

(i) "Parent" shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of "parent corporation" provided in Code section 424(e), or any successor thereto.

(j) "Subsidiary" and "subsidiaries" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of "subsidiary corporation" provided in Section 424(f) of the Code, or any successor thereto.

3. Administration

(a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the "Administrator").

(b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee's employment or other relationship with the Corporation; and
(vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

(c) Non-Uniform  Determinations.  The Administrator's  determinations  under the
Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e) Indemnification. To the maximum extent permitted by law and by the Corporation's charter and by-laws, the members of the Administrator shall be indemnified by the Corporation in respect of all their activities under the Plan.

(f) Effect of Administrator's Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Corporation, and their respective successors in interest.

4. Shares Available for the Plan; Maximum Awards

     Subject to adjustments as provided in Section 7(d), the shares of Common Stock that may be issued with respect to Awards granted under the Plan (including, for purposes of this Section 4, the Prior Plan) shall not exceed an aggregate of 1,875,000 shares of Common Stock. The Corporation shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d). If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Corporation in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), the shares subject to such Award and the surrendered shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to the Corporation in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

     Subject to adjustments as provided in Section 7(d), the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual under this Plan shall be limited to 400,000. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

5.   Participation

     Participation in the Plan shall be open to all employees, officers, directors, and consultants of the Corporation, or of any Affiliate of the Corporation, as may be selected by the Administrator from time to time.

6.   Awards

     The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

(a) Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Corporation or of any Parent or Subsidiary of the Corporation. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value on the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

(b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights ("SAR"). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of
(i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Corporation of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c) Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

(d) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units ("phantom stock") in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Corporation's assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

(e) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Corporation's or an Affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Corporation or an Affiliate as a whole, over such performance period as the Administrator may designate.

7. Miscellaneous

(a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Corporation or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Corporation or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

(b) Loans. The Corporation or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative.

(d) Adjustments; Business Combinations. In the event of changes in the Common Stock of the Corporation by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan as provided in Section 4 of the Plan and to the number, kind and price of shares covered by outstanding Awards, and shall, in its discretion and without the consent of holders of Awards, make any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

     Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Administrator, in its sole discretion, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards in whole or in part regardless of the vested status of the Award, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

     The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees or directors of entities who become or are about to become employees or directors of the Corporation or an Affiliate as the result of a merger or consolidation of the employing entity with the Corporation or an Affiliate, or the acquisition by the Corporation or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

(g) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Corporation or shall interfere in any way with the right of the Corporation to terminate such service at any time with or without cause or notice.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

(i) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland without regard to its conflict of laws principles.

(j) Effective Date; Termination Date. The Plan is effective as of April 5, 1999, the date on which the Plan, as an amendment and restatement of the Prior Plan, was approved by the Board, subject to the approval of the stockholders of the Corporation within twelve months of such effective date. No Award shall be granted under the Plan after the close of business on June 30, 2005. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.


Date Approved by the Stockholders:  June 9, 2000.